Testing the Waters Materials Related to Series #BAYC8827

From the Rally App:

#BAYC8827

TRIPPY FUR BORED APE #8827 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $820,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES BORED APE YACHT CLUB 8827 NFT

Investment Overview

•Upon completion of the Series #BAYC8827 Offering, Series #BAYC8827 will purchase a Number 8827 Bored Ape Yacht Club NFT with Trippy Fur for Series #BAYC8827 (The “Series Bored Ape Yacht Club 8827 NFT” or the “Underlying Asset” with respect to Series #BAYC8827, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•The Bored Ape Yacht Club (commonly abbreviated as BAYC) is a collection of 10,000 “Bored Ape” NFTs created by Yuga Labs. Each Ape is unique and grants its owner entrance to the Yacht Club and associated membership benefits.

•The Underlying Asset is a Number 8827 Bored Ape Yacht Club NFT with Trippy Fur.

Asset Description

Overview & Authentication

•According to the BAYC website, each Ape is unique and “programmatically generated from over 170 possible traits, including expression headwear, clothing, and more.”

•The BAYC project was launched on April 30th, 2021. Originally, Apes were offered at a price of around $200. About a day after launch, all of the 10,000 Apes had sold out.

•The founders of the BAYC project have explained that their intention is for the NFTs to foster community and act as a “digital identity.”

•BAYC was one of the first NFT projects to allow individual buyers the commercial rights to their NFTs, according to The New Yorker. “…each member is allowed to brand his own projects or products and sell them independently.”

•Members of the BAYC were offered an NFT dog (a collection called the Bored Ape Kennel Club).

•The Mutant Ape Yacht Club is “a collection of up to 20,000 Mutant Apes that can only be created by exposing an existing Bored Ape to a vial of MUTANT SERUM or by minting a Mutant Ape in the public sale.”

•On September 9, 2021, two lots of BAYC NFTs sold at Sotheby’s. The first lot contained 101 Apes and sold for $24,393,000. The second lot contained 101 Bored Ape Kennel Club NFTs and sold for $1,835,000.

•According to Yahoo: “Alongside CryptoPunks, BAYC has established itself as a premium “blue-chip” NFT collection and has attracted the likes of NBA players Steph Curry and Kevin Durant alongside popular social media personality and artist KSI into becoming holders of the now coveted collection.”

•On August 20, 2021, Arizona Iced Tea announced a collaboration with BAYC in the form of an “Arizona Aped” NFT comic.

•On October 12, 2021, Variety announced that Yuga Labs had signed a representation deal with the founder of management firm Maverick, which counts Madonna and U2 among its clients.

•On November 3, NBA player Tyrese Haliburton wore sneakers featuring his BAYC #8409 on his game sneakers.

•On November 11, Jimmy Fallon announced during an interview with artist Beeple that he had purchased a Bored Ape.

•On November 21, NFL player Andrew Sendejo wore custom cleats during an NFL game featuring his BAYC #4247.

•As of January 3, 2022, Bored Ape Yacht is the 2nd ranked of the top NFTs on OpenSea all time, ranked by volume, floor price, and other statistics.

•According to CryptoSlam, BAYC NFTs have crossed the $1 billion threshold in total sales. As of January 4, 2022, the collection had accumulated 23,583 total transactions worth a total of 301,299.4717 ETH.

•According to an article published by One37PM, celebrities who own Bored Apes include Steph Curry, Marshmello, FaZe Banks, Logan Paul, and The Chainsmokers.

•“j1mmy” is an NFT collector and founder of nft42, a company which builds “brands focused on virtual goods and the metaverse.” According to j1mmy’s OpenSea account, he has a collection of 4,500 NFTs.

•In December 2021, Adidas launched an NFT collection in partnership with BAYC. In its first 72 hours, the project generated 11,391 ETH (over $43 million).

•On December 31, 2021, Eminem bought Bored Ape #9055 for 123.45 ETH (~$452K).

•On January 3, 2022, Steve Aioki bought Bored Ape #9309 for 81.2 ETH ($309,700), the eighth Bored Ape in his collection.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is Bored Ape #8827.

•The Underlying Asset has the following seven properties: Trippy (Fur), Baby’s Bonnet (Hat), Stunt Jacket (Clothes), Crazy (Eyes), Silver Stud (Earring), Aquamarine (Background), and Bored (Mouth).

•The Underlying Asset was minted on May 1, 2021 by j1mmy.

•The Underlying Asset was sold on May 3, 2021, for 2.9 Ethereum ($9,953.41)  to ETH wallet sheesh_. On May 30, 2021, the Underlying Asset was sold for 1.95 Ethereum ($4,654.47) to ETH wallet Shadows-eth. On  June 10, 2021, the Underlying Asset was sold for 9 Wrapped Ethereum ($22,394.53) to ETH wallet tinho. On August 17, 2021, the Underlying Asset was sold for 99 Ethereum ($298,184.04) to ETH wallet 0xd7. On December 29, 2021, the Underlying Asset was sold for 140 Ethereum ($508,103.40) to Ethereum wallet kalish.

•The Underlying Asset ranks 324 out of 10,000 Bored Ape Yacht Club NFTs in terms of rarity according to Rarity Tools with a Rarity Score of 199.89.

Notable Defects

•The Underlying Asset is consistent with the description provided by The Bored Ape Yacht Club and proof of ownership stored on the Ethereum blockchain.

Details

Series Bored Ape Yacht Club 8827 NFT
Creator	Yuga Labs
NFT	Bored Ape Yacht Club
Number	8827
Property	Trippy (Fur)
Property Rarity	0.77% Have This Trait
Property	Baby’s Bonnet (Hat)
Property Rarity	2% Have This Trait
Property	Stunt Jacket (Clothes)
Property Rarity	2% Have This Trait
Property	Crazy (Eyes)
Property Rarity	4% Have This Trait

Property	Silver Stud (Earring)
Property Rarity	8% Have This Trait
Property	Aquamarine (Background)
Property Rarity	13% Have This Trait
Property	Bored (Mouth)
Property Rarity	23% Have This Trait
Rarity Score	199.89
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Bored Ape Yacht Club 8827 NFT going forward.

#BAYC8827 | $820K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+449108.4%	57

“If there’s been one NFT collection that’s truly defined where the trend has gone in 2021, it’s probably Bored Ape Yacht Club.”

BOARDROOM

BOARDROOM

December 2021

JOIN THE CONVERSATION ›

#BAYC8827 | *Visuals*

#BAYC8827's Trippy Fur is the 17th rarest attribute out of all 170 possible BAYC traits.

LAUNCH GALLERY ›

#BAYC8827 | *Timeline*

Apr. 2021	The BAYC project is launched with Apes selling for around $200. After about one day, all 10,000 Apes sell out.
May. 2021	An NFT collector known as j1mmy mints #BAYC8827.
May. 2021	#BAYC8827 is sold for 2.9 ETH ($9,953.41).
May. 2021	#BAYC8827 is sold for 1.95 ETH ($4,654.47).
Jun. 2021	#BAYC8827 is sold for 9 WETH ($22,394.53).
Aug. 2021	#BAYC8827 is sold for 99 ETH ($298,184.04).

From Rally’s Twitter (@OnRallyRd)